UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

Commission File No. 1-14588

NORTHEAST BANCORP

(Exact name of registrant as specified in its charter)

Maine	01-0425066
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 Canal Street Lewiston, Maine	04240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 786-3245

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act

☒         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐         Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01            Entry into a Material Definitive Agreement

On January 7, 2019, Northeast Bancorp, a Maine corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Plan of Merger”) with its wholly-owned bank subsidiary, Northeast Bank, a Maine-chartered bank (the “Bank”), as part of an internal corporate reorganization initiated by the Company and the Bank. Under the terms of the Plan of Merger, the Company will merge with and into the Bank (the “Reorganization”), with the Bank continuing as the surviving entity (the “Surviving Entity”). If the proposed Reorganization is approved and effected, the bank holding company structure will be eliminated and the Bank will become the top-level company.

At the effective time of the Reorganization, each outstanding share of voting common stock of the Company, par value $1.00 per share, will be canceled and converted into the right to receive one share of voting common stock of the Bank, and each outstanding share of non-voting common stock of the Company, par value $1.00 per share, will be canceled and converted into the right to receive one share of non-voting common stock of the Bank. As a result, the shares of capital stock of the Surviving Entity will be owned directly by the Company’s shareholders in the same proportion as their ownership of the Company’s capital stock immediately prior to the Reorganization. The Surviving Entity will assume the Company’s equity incentive plans, equity compensation plans, and other compensation plans, along with all options, unvested restricted stock, and any other equity or equity-based awards under such plans. Each equity award will be subject to the same terms and conditions that applied to the award immediately prior to the effective time of the Reorganization, including vesting schedules and other restrictions.

As a Maine-chartered bank that is not a member of the Federal Reserve System, the Surviving Entity will continue to be subject to regulation and supervision by the Maine Bureau of Financial Institutions (the “MBFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Company is currently subject to regulation and supervision by the Federal Reserve Board (the “FRB”) as a bank holding company; following the Reorganization, the Surviving Entity will not be subject to the FRB’s regulation and supervision (except such regulations as are made applicable to the Surviving Entity by law and regulations of the FDIC).

Following the Reorganization, it is expected that the Surviving Entity will be a publicly-traded company listed on the NASDAQ Global Market (“NASDAQ”) under the same ticker symbol currently used by the Company, “NBN.” The Surviving Entity’s common stock will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which vests the FDIC with the power to administer and enforce certain sections of the Exchange Act applicable to banks such as the Surviving Entity. Following the Reorganization, the Surviving Entity will no longer file periodic or current reports or other materials with the Securities and Exchange Commission (the “SEC”), but will be required to file such periodic and current reports and other materials required under the Exchange Act with the FDIC. Among other things, the Surviving Entity will file annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K with the FDIC, and the Surviving Entity’s shareholders will be subject to the reporting requirements and prohibition on short-swing profits of Section 16 of the Exchange Act.

Pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), securities issued by the Surviving Entity, including the capital stock to be issued in connection with the Reorganization, are exempt from registration under the Securities Act.

The Surviving Entity will have the same board of directors following the Reorganization as the Company had immediately prior thereto, and the standing committees of the board of directors of the Surviving Entity and their composition will be the same as the Company immediately prior to the Reorganization. Executive officers of the Company immediately prior to the Reorganization will hold substantially the same positions and titles with the Surviving Entity following the Reorganization.

It is intended that the Reorganization will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, with the result that shareholders of the Company will not recognize gain or loss as a result of the Reorganization.

The Plan of Merger has been approved by the boards of directors of each of the Company and the Bank. In connection with the Reorganization, the Company will convene and hold a special meeting of its shareholders to consider and vote upon the Plan of Merger. The Reorganization is subject to various closing conditions including, among others, (i) approval by the holders of the outstanding shares of the Company’s capital stock entitled to vote on the Reorganization, (ii) receipt of all required regulatory approvals, including the approval of the FDIC and the MBFI, and (iii) approval for listing on NASDAQ of the Bank’s common stock. In connection with the consummation of the Reorganization, the Company and the Bank will comply with any obligations to make filings with the SEC, the FDIC and NASDAQ under the Exchange Act and applicable rules.

The foregoing summary of the Reorganization and the terms and conditions of the Plan of Merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan of Merger. As such, the Plan of Merger, which is attached hereto as Exhibit 2.1, is incorporated herein by reference.

Item 7.01            Regulation FD Disclosure

Reference is made to the information set forth in response to Item 1.01, which information is incorporated herein by reference.

If the proposed Reorganization is approved and effected, the bank holding company structure will be eliminated and the Bank will become the top-level company. The Company and the Bank believe that the proposed Reorganization will further improve the combined entity’s efficiency by eliminating redundant corporate infrastructure and activities as well as the associated supervision and oversight from the FRB applicable to registered bank holding companies.

In addition, in June 2010, the Bank and the Company entered into certain commitments with the FRB. At the time the Reorganization is effected and there is no longer a bank holding company, these commitments no longer would be applicable. In connection with the Reorganization, the Bank instead intends to establish the following standards relating to its capital levels and asset portfolio composition, which would be incorporated into its policies and procedures:

●	Maintain a tier 1 leverage ratio of at least 10%, which is unchanged from the requirement in the commitments to the FRB;

●	Maintain a total capital ratio of at least 13.5% (as opposed to 15%);

●	Limit purchased loans to 60% of total loans (as opposed to 40%); and

●	Maintain a ratio of the Bank’s loans to core deposits of not more than 125% (as opposed to 100%).

A requirement to hold non-owner occupied commercial real estate loans to within 300% of total capital will not formally be incorporated into the Bank’s risk management policies. The Bank nonetheless would continue to be evaluated by the FDIC through the supervisory process under the 300% “screen” used by the federal banking agencies to identify institutions that are potentially exposed to commercial real estate concentration risk. These newly established standards are designed to help ensure the Bank would continue to operate in a safe and sound manner, but may permit more growth in the Bank’s loan portfolio as compared to operating under the existing commitments.

In connection with the proposed Reorganization, the Company intends to redeem the $16,496,000 unpaid principal balance of junior subordinated debentures issued by the Company in connection with the issuance of trust preferred securities by its three Delaware statutory trust affiliates, and the Bank will assume the Company’s obligations under the $15,050,000 unpaid principal balance of 6.75% fixed-to-floating subordinated notes due July 1, 2026. As a result of these transactions, the Bank’s Tier 1 and total capital is expected to be reduced by approximately $24,519,000 and $9,773,000, respectively. On a pro forma basis as of September 30, 2018 after giving effect to these transactions, the Bank’s Tier 1 Capital to Total Risk Weighted Assets, Total Capital to Total Risk Weighted Assets, and Tier 1 Capital to Average Consolidated Assets ratios would have been 15.8%, 18.1%, and 11.6%, respectively, and the Bank would continue to be considered “well capitalized” under all regulatory capital definitions.

A copy of the press release, dated January 7, 2019, announcing the proposed Reorganization is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

This communication is being made in respect of the proposed reorganization transaction described above. In connection with the transaction, the Company will file with the SEC and mail to its shareholders a proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED REORGANIZATION TRANSACTION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, as well as other filings containing information about the Company and the Bank, will be available without charge at the SEC’s internet website (https://www.sec.gov). Copies of the proxy statement can also be obtained, when available, without charge, from the Company’s investor relations website at https://investor.northeastbank.com.

Certain Information Regarding Participants

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the proposed reorganization transaction. Certain information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended June 30, 2018, which was filed with the SEC on September 13, 2018, and its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on October 4, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

Statements in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, those relating to the terms of the proposed transaction between the Company and the Bank and the proposed impact of this proposed Reorganization on the combined company, and the ability of the Company and the Bank to close the Reorganization in a timely manner or at all. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. These factors may include, but are not limited to, the ability of the Company and the Bank to consummate the Reorganization; the ability of the Company and the Bank to satisfy the conditions to the completion of the Reorganization, including the receipt of Company shareholder approval and the receipt of regulatory approvals required for the Reorganization on the terms expected in the Plan of Merger; the ability of the Company and the Bank to meet expectations regarding the timing, completion and accounting and tax treatments of the Reorganization; the possibility that any of the anticipated benefits of the Reorganization will not be realized or will not be realized as expected; the failure of the Reorganization to close for any other reason; the effect of the announcement of the Reorganization on the Company's operating results; the possibility that the Reorganization may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the inability to retrieve the Bank's filings mandated by the Exchange Act from the SEC's publicly-available website after the closing of the Reorganization; the impact of all other factors generally understood to affect the assets, business, cash flows, financial condition, liquidity, prospects and/or results of operations of financial services companies; and the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and updated by the Company’s Quarterly Reports on Form 10-Q and other filings submitted to the SEC. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

Item 9.01            Financial Statements and Exhibits.

(d)     Exhibits:

Exhibit No.	Document Description
2.1	Agreement and Plan of Merger, dated as of January 7, 2019, by and between Northeast Bancorp and Northeast Bank

99.1	Press release, dated January 7, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

NORTHEAST BANCORP

By:	/s/ Richard Wayne
Name:	Richard Wayne
Title:	President and Chief Executive Officer

Date: January 7, 2019